Artisan Partners Asset Management Inc. Reports April 2019 Assets Under Management
Milwaukee, WI - May 9, 2019 - Artisan Partners Asset Management Inc. (NYSE: APAM) today reported that its assets under management ("AUM") as of April 30, 2019 totaled $111.8 billion. Separate accounts1 accounted for $58.1 billion of total firm AUM, while Artisan Funds and Artisan Global Funds accounted for $53.7 billion.

ASSETS UNDER MANAGEMENT BY STRATEGY

As of April 30, 2019 - ($ Millions)
Growth Team
Global Opportunities	17,505
Global Discovery	256
U.S. Mid-Cap Growth	11,062
U.S. Small-Cap Growth	3,046

Global Equity Team
Global Equity	1,470
Non-U.S. Growth	22,922
Non-U.S. Small-Mid Growth	1,139

U.S. Value Team
Value Equity	2,571
U.S. Mid-Cap Value	4,729

International Value Team
Non-U.S. Value	20,301

Global Value Team
Global Value	19,252

Sustainable Emerging Markets Team
Sustainable Emerging Markets	203

Credit Team
High Income	3,528

Developing World Team
Developing World	2,647

Thematic Team
Thematic	779

Other Assets Under Management[2]	418

Total Firm Assets Under Management ("AUM")	$111,828
[1] Separate account AUM consists of the assets we manage in or through vehicles other than Artisan Funds or Artisan Global Funds. Separate account AUM includes assets we manage in traditional separate accounts, as well as assets we manage in Artisan-branded collective investment trusts, in funds (both public and private) that we sub-advise, and in our own privately offered funds.

[2] Other Assets Under Management includes AUM managed by the Credit Team in the Credit Opportunities strategy and by the Thematic Team in the Thematic Long/Short strategy, respectively. Strategy specific information has been omitted.

ABOUT ARTISAN PARTNERS
Artisan Partners is a global investment management firm that provides a broad range of high value-added investment strategies to sophisticated clients around the world. Since 1994, the firm has been committed to attracting experienced, disciplined investment professionals to manage client assets. Artisan Partners' autonomous investment teams oversee a diverse range of investment strategies across multiple asset classes. Strategies are offered through various investment vehicles to accommodate a broad range of client mandates.

Source: Artisan Partners Asset Management Inc.